September 18, 2018

Alan Fine
Chief Financial Officer and Treasurer
Real Goods Solar, Inc.
110 16th Street, 3rd Floor
Denver, CO 80202

       Re: Real Goods Solar, Inc.
           Registration Statement on Form S-3
           Filed September 7, 2018
           File No. 333-227238

Dear Mr. Fine:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Sergio Chinos, Staff Attorney, at (202) 551-7844 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Manufacturing and
                                                            Construction